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                                                                     Exhibit 8.1


                                  March 5, 1999



Brandywine Realty Trust
14 Campus Boulevard
Newtown Square, Pennsylvania 19073



Gentlemen:

We have acted as Tax Advisor to Brandywine Realty Trust (the "Company"), in connection with the preparation of a registration statement on Form S-3 , as amended (the "Registration Statement"), originally filed with the Securities and Exchange Commission on December 23, 1998, with respect to the offering and sale (the "Offering") of: (i) 750,000 7.25% Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company, (ii) 1,415,094 Common Shares of Beneficial Interest of the Company issuable upon conversion or redemption of the Series A Preferred Shares and (iii) 1,211,364 Common Shares issuable upon redemption of Class A units of limited partnership interests in Brandywine Operating Partnership, L.P. (collectively, the "Securities"). You have requested our opinion on certain federal income tax matters in connection with the Offering. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Registration Statement.

In rendering the opinions expressed herein, we have examined such documents and other matters as we have deemed necessary or appropriate, including (but not limited to) the Registration Statement and the Prospectus, representation letters provided by the Company to us, and schedules prepared by the Company which relate to the Company's compliance with various REIT qualification tests. Further, we have obtained additional information and representations from officers of the Company with respect to various factual matters relating to the Company's operations and stock ownership and to the Company's expectations to continue to meet certain diversity of ownership tests on a basis consistent with past practice and of its intention to operate in a manner consistent with its past operations, subject to any changes described in the Prospectus. We have also relied on representations from Prometheus AAPT Holdings, L.L.C., LF Strategic Realty Investors L.P. and Lazard Freres Real Estate Investors, L.L.C. made to the Company with respect to various factual matters relating to the operations and stock ownership of Atlantic American Properties Trust through September 28, 1998. We have relied on the opinion of Pepper Hamilton LLP that the shares of Non-Voting Preferred Stock issued by Brandywine Realty Services Corporation to Brandywine Operating Partnership, L.P. do not constitute voting securities for purposes of the Investment Company Act of 1940. We have also relied on the opinion of Pepper Hamilton LLP that the shares of Non-Voting Common Stock issued by Atlantic American Properties Management II, Inc. to AAPOP 1, L.P. do not constitute voting securities for purposes of the Investment Company Act of 1940. We have also relied on good standing certificates obtained from the Secretary of State that certain partnerships are in good standing under the laws of their respective jurisdiction of formation. In addition, we have relied upon the authenticity of the documents, and upon the accuracy of the representations, described above.

Our past material professional relationship with the Company has consisted of rendering opinions on the Company's financial statements under generally accepted accounting principles from 1986 through the calendar year-ending December 31, 1997. In addition, we prepared the Company's federal and state tax returns for 1986, 1987, 1988, 1996, and 1997.

Based upon and subject to the foregoing, it is our opinion that:

         1. The descriptions of the federal income tax conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal income tax considerations that may be material to the holders of the Securities.

         2. The Operating Partnership and the Title Holding Partnerships have at all times been and will continue to be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

         3. Beginning with its taxable year ended December 31, 1986, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for each



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                  of its taxable years and the Company's current method of
                  organization and operation will enable it to continue to so qualify.

The opinion expressed herein is based upon the Code, the Treasury Department's regulations which interpret the Code, and relevant judicial and administrative precedent, all of which are subject to change, on a retroactive basis, at any time. Any such changes could adversely impact the opinion rendered herein and the tax consequences to the Company and the investors in the Securities. During the course of our engagement, after reasonable investigation, nothing has come to our attention which would cause us to question the accuracy of the documents or other information provided to us by the Company or the veracity of the information or representations provided to us by the Company or Company's counsel. As noted above, the examination of these documents, the accumulation of the information contained therein and representations of the Company and its counsel formed a material part of the basis on which we formed our opinion. Should anything occur, or already have occurred, that would compromise the accuracy of the aforementioned documents or the veracity of the aforementioned information and representations, our opinion as expressed herein may not be relied upon.

Our opinion is valid as of the date of this letter. We have not been retained, nor are we obligated, to monitor or update this opinion for future conditions that may affect this opinion. Our opinion is limited to the tax matters specifically enumerated within and we have not considered any other federal income tax matters, any state or local income tax issues, nor any non U.S. tax issues, potentially impacting upon an investment in the Securities. Potential investors in the Securities are urged to seek and rely on the tax advice of a qualified professional. The opinion expressed herein is not binding upon the IRS and should not be construed to indicate IRS approval of the Company's qualifying status as a REIT for the years considered herein. The opinions expressed herein reflect our assessment of the outcome of litigation and other adversarial proceedings based on an analysis of the existing tax authorities relating to the issues. It is important to note, however, no assurance can be given that the Company would in fact litigate any of the matters addressed herein.

We understand that our opinion will be attached as an Exhibit to the Registration Statement and will be referred to in the Prospectus that is part of the Registration Statement which will be delivered to prospective purchasers of the Securities, and we hereby consent to such use of our opinion.




                                                     /s/ ARTHUR ANDERSEN LLP
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